Exhibit 10.1

Biomass Tolling Agreement

THIS BIOMASS TOLLING AGREEMENT (this “Agreement”) is entered into as of the 30th day of June, 2021 (the “Effective Date”) by and between GenCanna Acquisition Corp., a Delaware corporation, having an address of 4274 Colby Road, Winchester, Kentucky 40392 (“GAC”), and GENH Halcyon Acquisition, LLC, LLC, a Texas limited liability company, having an address of 222 W. Exchange Avenue, Fort Worth, Texas 76164 (“Halcyon”). GAC and Halcyon are referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

A. GAC is a vertically integrated seed to sale company engaged in the business of, among others, cultivating and harvesting Biomass (as defined below) for processing and extraction into product and selling such product;

B. Halcyon is involved in the business of providing post-harvest and midstream services to the hemp industry, including drying, processing and cleaning services at Halcyon’s facility located in Hopkinsville, Kentucky (“Halcyon Facility”); and

C. The Parties desire to enter into a tolling agreement whereby Halcyon will dry Biomass (as defined herein).

The Parties hereby agree as follows:

1. Term.

1.1 The initial term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2022 (the “Initial Term”), unless terminated earlier pursuant to Section 6 hereof. Thereafter, the Initial Term may be automatically extended for a period of six (6) months as provided for in Section 3.10 below or the Parties may elect to extend the term of this Agreement upon sixty (60) days’ notice for additional six (6) month periods by mutual written agreement (each a “Renewal Period”, and all Renewal Periods collectively with the Initial Term, the “Term”).

2. GAC Biomass.

2.1 “Biomass” means industrial hemp, whether wet or dried, grown in compliance with state and federal law, properly tested to ensure compliance with tetrahydrocannabinol (“THC”) restrictions, and with respect to the dried Biomass, lawfully and timely harvested, and chopped into 3/8-1 3/16” pieces, and baled into bales not to exceed 2,500 pounds.

2.2 GAC owns approximately eight (8) million pounds of wet Biomass (the “GAC Biomass”). The GAC Biomass is currently located at a facility formerly owned by Vertical Wellness, Inc. (“Vertical Wellness”) situated at 134 Roger Thomas Road, Cadiz, Kentucky 42211 (“Vertical Wellness Facility”).

2.3 Except as expressly provided herein, GAC shall own all GAC Biomass, including following the drying of GAC Biomass; provided, however, that following any election under Section 3.5(a) below, title to the 75% of the dried GAC Biomass Lot shall immediately pass to Halcyon as GAC Biomass is processed and dried.

3. Drying of Biomass. The respective rights and obligations of the Parties relating to the drying of GAC Biomass under this Agreement include, without limitation, the following:

3.1 Halcyon, at its sole cost and expense, shall arrange for the loading, transportation and delivery of the GAC Biomass from the formerly owned Vertical Wellness Facility to the Halcyon Facility. GAC shall provide reasonable and timely access and assistance for the receipt of the GAC Biomass at the Vertical Wellness Facility, and shall indemnify Halcyon for any actions taken by GAC in providing such access and assistance.

3.2 Upon delivery of the GAC Biomass at the Halcyon Facility, Halcyon shall store the GAC Biomass in a commercially reasonable manner in order to minimize theft, fire, vandalism, rot, mildew, mold, shrivel, scab, loss, spoilage, other destruction, and contamination, including by taking commercially reasonable actions, in accordance with industry standards of the industrial hemp industry in the United States, to secure and protect all GAC Biomass, to in good faith consider all reasonable recommendations by GAC in respect thereof, and to stack and store the GAC Biomass in a safe and commercially reasonable manner.

3.3 Halcyon’s obligation for storage of the GAC Biomass at the Halcyon Facility during the Term hereof shall continue during the Term. In addition, for any dried GAC Biomass to be delivered to GAC as provided for in Section 3.5 or Section 3.6 below, Halcyon shall store the dried GAC Biomass at the Halcyon Facility if requested by GAC. Halcyon’s obligation to store GAC Biomass or dried GAC Biomass, as the case may be, at the Halcyon Facility shall continue through and including December 31, 2022, and such storage shall be at Halcyon’s sole cost and expense. Provided however, Halcyon may utilize any crates and liners owned by GAC and containing GAC Biomass at the formerly owned Vertical Wellness facility subject to the requirement that Halcyon shall return such crates and liners to GAC upon completion of the drying of the GAC Biomass as provided for in this Agreement. In addition, any excess crates and liners owned by GAC at other locations will be made available to Halcyon at the Halcyon Facility, at no cost or expense to Halcyon. Following the completion of the Term, such crates and liners shall be returned to GAC.

3.4  During the Term, Halcyon shall have the option, determined at its sole discretion, to dry all or part of the GAC Biomass provided that any drying of the GAC Biomass shall be conducted by Halcyon in one (1) million-pound lots or tranches (each a “GAC Biomass Lot”). Accordingly, Halcyon’s option to dry all or part of the GAC Biomass may be exercised on one (1) or more occasions during the Term to accommodate individual GAC Biomass Lots. At any time that Halcyon elects to exercise its option to dry all or part of the GAC Biomass, then Halcyon shall provide written notice thereof (the “Halcyon Drying Notice”) to GAC, such notice to set forth the volume of GAC Biomass (or the number of GAC Biomass Lots) to be dried and the proposed timing for the completion of drying activities by Halcyon. The drying of the GAC Biomass by Halcyon shall be conducted in accordance with a schedule mutually agreed to by GAC and Halcyon. Notwithstanding any other term in this Agreement, Halcyon shall be required to complete the drying of all GAC Biomass (for which Halcyon exercises its option under this Section 3.4) on or before the expiration of the Agreement. In the event that any GAC Biomass remains in storage at the Halcyon Facility following such date (other than any Biomass that Halcyon is entitled to under Section 3.5(a)), the terms of Section 3.10 shall apply to the remaining GAC Biomass (other than any Biomass that Halcyon is entitled to under Section 3.5(a)), and GAC and Halcyon shall proceed under Section 3.10.

3.5 Upon receipt of a Halcyon Drying Notice given pursuant to Section 3.4 above, GAC shall have the option, determined in its sole discretion, to elect either of the following courses of action for the allocation of the volume of dried GAC Biomass resulting from Halcyon’s drying of the GAC Biomass. Within two (2) days following receipt of the Halcyon Drying Notice, GAC shall provide written notice to Halcyon advising Halcyon of GAC’s election to proceed under either Section 3.5(a) or Section 3.5(b) below.

(a)	GAC may elect to require that for each GAC Biomass Lot dried by Halcyon, Halcyon shall deliver twenty-five percent (25%) of the volume of the dried GAC Biomass Lot to GAC with Halcyon being entitled to keep and retain the remaining seventy-five percent (75%) of the volume of the dried GAC Biomass Lot. GAC shall be responsible for the cost (including the costs of freight, insurance, and any applicable fees or duties) of transporting GAC’s portion of the dried GAC Biomass Lot from the Halcyon Facility to GAC’s facility or to such other third-party location as GAC may direct.

The total consideration to be received by Halcyon for the drying services provided pursuant to this Section 3.5(a) shall be the seventy-five percent (75%) split of the dried GAC Biomass Lot to be retained by Halcyon as provided for above, and ownership of the seventy-five percent (75%) split of the dried GAC Biomass Lot shall transfer to Halcyon and GAC shall provide sufficient evidence of the transfer of title as is reasonably requested by Halcyon.

(b)	GAC may elect to require that for each GAC Biomass Lot dried by Halcyon, Halcyon shall deliver one hundred percent (100%) of the volume of the dried GAC Biomass Lot to GAC. GAC shall be responsible for the cost (including the costs of freight, insurance, and any applicable fees or duties) of transporting GAC’s portion of the dried GAC Biomass Lot from the Halcyon Facility to GAC’s facility or to such other third-party location as GAC may direct.

In consideration of the drying services provided by Halcyon pursuant to this Section 3.5(b), GAC will pay to Halcyon the amount of $0.40 USD per wet inbound pound of GAC Biomass (the “Drying Fee”). The Drying Fee shall be subject to adjustment as provided for in Section 3.7 below. Payment of the Drying Fee shall be the total consideration to be received by Halcyon for the drying services provided pursuant to this Section 3.5(b). Halcyon shall submit invoices to GAC weekly. Halcyon’s invoices shall set forth the quantity of GAC Biomass dried by Halcyon during the period in question and the consideration due as determined based on the Drying Fee. Halcyon’s invoices shall be due and payable net 45 days following presentation of each invoice. In the event that GAC disputes Halcyon’s invoice for any reason, GAC shall remain obligated to pay that portion of the invoice that is not subject to dispute in accordance with the terms of this Section 3.5(b).

3.6 At any time during the Term and provided that Halcyon has not exercised its option to dry all or part of the GAC Biomass as provided for in Section 3.4 above, GAC shall have the option, determined at its sole discretion, to require that Halcyon initiate drying of the GAC Biomass by providing written notice thereof (the “GAC Drying Notice”) to Halcyon in one (1) million-pound lots.

Within five (5) business days after receipt of the GAC Drying Notice, Halcyon shall commence drying operations for the GAC Biomass at the rate of approximately 250,000 pounds per week, and not less than 1,000,000 pounds per calendar month. Halcyon shall submit invoices to GAC on a weekly basis during the course of Halcyon’s drying activities. Halcyon’s invoices shall set forth the quantity of GAC Biomass dried by Halcyon during the period in question and the consideration due as determined based on the Drying Fee. Halcyon’s invoices shall be due and payable by GAC net 30 days following presentation of the invoice. In the event that GAC disputes Halcyon’s invoice for any reason, GAC shall remain obligated to pay that portion of the invoice that is not subject to dispute in accordance with the terms of this Section 3.6. The Drying Fee shall be subject to adjustment as provided for in Section 3.7 below.

All GAC Biomass dried by Halcyon pursuant to this Section 3.6 shall be delivered by Halcyon to GAC. GAC shall be responsible for the cost (including the costs of freight, insurance, and any applicable fees or duties) of transporting the dried GAC Biomass from the Halcyon Facility to GAC’s facility or to such other third-party location as GAC may direct.

3.7 If at any time during the Term, the aggregate quantity of GAC Biomass dried by Halcyon and paid for by GAC pursuant to Section 3.5(b) and/or Section 3.6 above equals or exceeds 4,000,000 pounds of GAC Biomass, then the Drying Fee shall be reduced to $0.375 USD per wet inbound pound of GAC Biomass for any GAC Biomass exceeding 4,000,000 pounds dried by Halcyon hereunder.

3.8 Upon termination of this Agreement, Halcyon shall provide written notice to GAC advising GAC of the quantity of non-dried GAC Biomass remaining at the Halcyon Facility. GAC shall then have a right of first refusal to remove and recover all of the non-dried GAC Biomass as reduced by the volume of GAC Biomass Lots previously dried by Halcyon, if any (such volume being hereinafter referred to as the “Final Biomass Volume”) from the Halcyon Facility and to arrange for the drying and/or processing thereof by another person or entity, at GAC’s sole discretion. Within thirty (30) days following GAC’s receipt of Halcyon’s notice given pursuant to this Section 3.8, GAC shall advise Halcyon of its desire to exercise, or to decline to exercise, its right of first refusal by providing written notice thereof to Halcyon (the “ROFR Election Notice”). In the event that GAC elects to exercise its right of first refusal, GAC shall have a period of sixty (60) days from the date of the ROFR Election Notice to remove the Final Biomass Volume from the Halcyon Facility at GAC’s sole costs and expense.

3.9 In the event that GAC declines to exercise its right of first refusal to remove and recover the Final Biomass Volume from the Halcyon Facility as provided for in Section 3.8 above, then Halcyon shall physically destroy, or arrange for the physical destruction of, the Final Biomass Volume at Halcyon’s sole cost and expense. The destruction of the Final Biomass Volume shall be completed by Halcyon not later than thirty (30) days from the date of the ROFR Election Notice. Halcyon shall promptly deliver to GAC written verification of the destruction of the Final Biomass Volume with such written verification to be signed by an executive officer of Halcyon. Nothing in this Section 3.9 shall be construed to affect any of Halcyon’s rights to Halcyon’s portion of the dried GAC Biomass under Section 3.5(a) of this Agreement..

3.10 In the event that any of the GAC Biomass remains in storage at the Halcyon Facility at the end of the Term, then the Term shall be automatically extended for an additional period of six (6) months. During such Renewal Period (as defined in Section 1.1 above), either Halcyon or GAC may elect to exercise their options under Section 3.4 and Section 3.6, respectively, for purposes of drying all or part of the GAC Biomass remaining in storage at the Halcyon Facility. In the evert that any of the GAC Biomass remains in storage at the Halcyon Facility at the end of the Renewal Period, Halcyon shall physically destroy, or arrange for the physical destruction of, any such GAC Biomass in accordance with the destruction and verification requirements set forth in Section 3.9 above. Destruction of the GAC Biomass pursuant to this Section 3.10 shall be completed not later than thirty (30) days following the end of the Renewal Period.

3.11 For purposes of this Agreement, the dried GAC Biomass produced by Halcyon hereunder shall meet the specifications and packaging requirements set forth on Exhibit A attached hereto. All dried GAC Biomass shall comply with applicable law, including, without limitation, Sections 110, and 117 Title 21 of the Code of Federal Regulations.

3.12 Halcyon shall perform the services required pursuant to this Section 3 in a skillful and workmanlike manner consistent with generally accepted standards and practices in the industrial hemp industry in the United States.

3.13 Halcyon shall, with input from GAC, implement reasonable storage and security protocols at the Halcyon Facility as are customary in the industry to protect and preserve the GAC Biomass and any dried GAC Biomass.

3.14 Halcyon will provide sufficient qualified personnel and equipment, and processing, storage, and shipment facilities to support Halcyon’s obligations under this Agreement. Such facilities shall be clean and compliant with applicable laws and GAC’s compliance requirements and standards.

3.15 Halcyon shall maintain accounting and reporting systems to track the GAC Biomass from receipt at the Halcyon Facility through drying to the point when dried GAC Biomass is delivered.

3.16 Halcyon shall, upon reasonable notice of not less than forty-eight (48) hours, permit GAC personnel reasonable access to the Halcyon Facility to perform audits and reviews of Halcyon’s performance of its obligations under this Agreement; provided, however, that such requests for access are limited to one (1) request per month.

4. Title and Risk of Loss; Access to GAC Biomass.

4.1 Except for any GAC Biomass that Halcyon is entitled to ownership and retention of under Section 3.5(a) of this Agreement, title in and to the GAC Biomass, including any dried GAC Biomass and any post-processing GAC Biomass shall remain with GAC, with Halcyon possessing GAC Biomass as GAC’s bailee while GAC Biomass is in Halcyon’s possession or under its control. Risk of loss with respect to GAC Biomass, any dried GAC Biomass and any post-processing GAC Biomass shall be borne by Halcyon but shall not exceed the amounts of insurance required under the terms of this Agreement for so long as they are in Halcyon’s possession and under its control and the Parties shall obtain, bear the cost of and maintain applicable insurance policies with coverages in an amount as is consistent with generally accepted standards and practices in the industrial hemp industry in the United States (as may reasonably be acquired) for the volumes of GAC Biomass being dried.

4.2 Halcyon agrees that at any time, GAC or its representatives or invitees may (with reasonable notice) enter upon the Halcyon Facility without any interference by Halcyon to inspect or remove any or all of the GAC Biomass, any dried GAC Biomass, and any post-processing GAC Biomass except with respect to any dried GAC Biomass to be retained by Halcyon pursuant to Section 3.5(a) of this Agreement.

5. Consideration; Expenses.

5.1 Halcyon’s retention of a portion of the dried GAC Biomass as provided for in Section 3.5(a) of this Agreement and the payment of the Drying Fee by GAC to Halcyon pursuant to Section 3.5(b) and/or Section 3.6 shall be the only consideration or payments to be received by Halcyon for the performance of its obligations under this Agreement.

5.2 Except as otherwise specifically provided in this Agreement, each Party shall bear its own fees and expenses incurred in connection with this Agreement and in connection with all covenants and obligations required to be performed by such Party under this Agreement.

6. Termination.

6.1 Termination by Mutual Agreement. This Agreement may be terminated upon mutual written agreement of the Parties.

6.2 Termination for Breach. Except as otherwise provided in this Agreement, either Party may terminate this Agreement upon written notice to the other Party, if such Party breaches or defaults under any material term, covenant, or condition hereunder and fails to cure such material breach within thirty (30) days after receiving written notice thereof from the non-breaching Party. Any termination under this Section 6.3 shall be without prejudice to any other rights or remedies available to the terminating Party.

6.3 Upon Termination. Termination of this Agreement for any reason shall not discharge either Party’s liability for obligations incurred hereunder and amounts unpaid at the time of termination or for any other obligations arising hereunder that survive by its terms. Upon termination, each Party shall return to the other all Confidential Information (as defined below) and other property of the other Party that is in its possession or under its control at the time of termination.

6.4 Survival of Terms. Any term or condition of this Agreement required for the interpretation or enforcement of this Agreement or necessary for the full observation and performance by each Party of all rights and obligations arising prior to the date of expiration or termination shall survive the expiration or termination of this Agreement.

7. Representations, Warranties and Covenants.

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that it has the full right, power and authority, including all necessary licenses, to enter into and perform its responsibilities under this Agreement without the need for any third-party consents or approvals, and that doing so will not conflict with any other agreement to which it is a party or any other legal obligation by which it or its assets is bound. Each Party represents and warrants to the other that all of its activities under or in connection with this Agreement will be in compliance with applicable law.

7.2 Halcyon Services Warranty. Halcyon warrants that all drying and processing services provided by it under this Agreement will be performed in a professional and workmanlike manner, and in accordance with the requirements of this Agreement, applicable Good Manufacturing Practices, prevailing industry standards and best practices, and applicable law.

8. Intellectual Property.

8.1 GAC Intellectual Property. GAC shall retain full and complete ownership of its intellectual property, including but not limited to patents, technological know-how, processes, trademarks, copyrights, and no right, license, title, express or implied, is hereby transferred to Halcyon by virtue of this Agreement.

8.2 Halcyon Intellectual Property. Halcyon shall retain full and complete ownership of its intellectual property, including but not limited to patents, technological know-how, processes, trademarks, copyrights, and no right, license, title, express or implied, is hereby transferred to GAC by virtue of this Agreement.

9. Confidentiality.

9.1 Unless GAC and Halcyon have entered into a separate confidentiality agreement that governs their exchanges of information under or pursuant to this Agreement, the following provisions of this Section 9 shall apply to the Parties’ respective activities under or in relation to this Agreement.

9.2 For purposes of this Section 9, the term “Confidential Information” includes the following: (i) all written information furnished or made available by or obtained from or on behalf of one Party (the “Disclosing Party”) and provided or disclosed to the other Party (the “Receiving Party”), whether disclosed before or after the Parties’ execution of this Agreement, whether or not proprietary in nature, and includes all analyses, compilations, studies and other material prepared by the Receiving Party or their respective Representatives (as defined below) to the extent that such material contains or is based in whole or in part upon such information furnished hereunder; (ii) the fact that discussions between the Parties are taking place or may have taken place regarding a proposed business arrangement or transaction and any information pertaining thereto; and (iii) “Trade Secrets,” which are defined as information, including a formula, pattern, compilation, program, data, device, method, technique, that: (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

9.3 The Receiving Party receive all Confidential Information in strict confidence and shall take all reasonable and necessary steps to maintain and protect the confidentiality and secrecy of the Confidential Information, and shall not disclose, divulge or reveal any Confidential Information to any third parties without the prior written approval of the Disclosing Party. This obligation of confidentiality shall not apply to information which (i) is or becomes publicly available by means other than a breach hereof (including, without limitation, any information filed with any governmental agency and available to the public); (ii) is known to or in the possession of Receiving Party at the time of disclosure; (iii) thereafter becomes known to or comes into possession of Receiving Party from a third party that Receiving Party reasonably believes is not under any obligation of confidentiality to the Disclosing Party and is lawfully in the possession of such information; (iv) is developed by Receiving Party independently of any disclosures made by Disclosing Party to Receiving Party; (v) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards, provided that prior to such disclosure by Receiving Party to the extent possible, Disclosing Party is given reasonable advance notice of such order and an opportunity to object to such disclosure; or (vi) is disclosed by Receiving Party in connection with any judicial or other legal proceeding involving Receiving Party and Disclosing Party relating to this Agreement.

9.4 Nothing in this Agreement is intended to grant any license or any intellectual property or other rights to the Receiving Party in the Confidential Information of the Disclosing Party.

10. Indemnification.

10.1 By Each Party. Each Party (the “Indemnifying Party”) agrees to defend, indemnify, and hold harmless the other Party (the “Indemnified Party”), its affiliates, and their respective officers, directors, shareholders, members, employees, agents and representatives from and against any claim (i) for bodily injury (including death) or damage to tangible property resulting from the negligence or willful misconduct of the Indemnifying Party or any of its representatives; (ii) that, if true, would constitute or be attributable to a breach of the Indemnifying Party’s covenants or obligations contained herein or the representations and warranties of the Indemnifying Party provided in Section 7 above; or (iii) that, if true, would constitute or be attributable to the Indemnifying Party’s failure to comply with applicable law; and, in any of such cases, from and against all resulting indemnifiable losses.

10.2 Procedures for Indemnification. Promptly after receipt of notice of any claim giving rise to a claim for indemnification hereunder, the Indemnified Party will provide the Indemnifying Party with written notice of the claim. Failure to notify the Indemnifying Party will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the failure or delay is prejudicial to the defense or settlement of the claim. The Indemnified Party will provide the Indemnifying Party with reasonable cooperation and assistance in the defense or settlement of any claim (at the Indemnifying Party’s cost and expense) and grant the Indemnifying Party control over the defense and settlement of the claim; provided, however, that any indemnified person shall be entitled to participate in the defense of the claim and to employ counsel at its own expense to assist in the handling of the claim. The Indemnifying Party shall not agree to any settlement that results in an admission of liability by the Indemnified Party or an indemnified person without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party fails to assume the defense of any claim, or does not diligently pursue its defense or settlement, the Indemnified Party may retain counsel and defend (or settle) the claim at the cost and expense of the Indemnifying Party.

10.3 SOLE REMEDY. THIS SECTION 10 STATES THE ENTIRE OBLIGATION OF THE PARTIES AND EXCLUSIVE REMEDIES WITH RESPECT TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

11. Force Majeure.

11.1 If either Party is prevented from timely carrying out and fulfilling its obligations under this Agreement due to circumstances beyond its reasonable control and not caused by its own fault or negligence (including (i) acts of God, (ii) strikes, lockouts or acts of the public enemy, (iii) wars, blockades, insurrections, riots, epidemics, acts of terrorism, (iv) transportation shortages, (v) landslides, lightning, earthquakes, fires, storms, floods, washouts, tornadoes, (vi) civil disturbances, and (vii) explosions), such Party shall promptly give written notice and reasonably complete particulars of such circumstances to the other Party, stating the obligation(s) the performance of which is, or is expected to be, delayed or prevented. The obligations of the notifying Party shall be suspended during and to the extent affected by the event and the Party whose performance is impaired thereby shall, so far as possible, resume performance with all reasonable dispatch.

12. Insurance.

12.1 During the Term and for a period of twelve (12) months following expiration or termination thereof, each Party shall, to the extent available at a commercially reasonable cost, procure and maintain with financially sound and reputable insurers the types and amounts of insurance coverage as are typically carried in the applicable industries and applicable law, which shall be reviewed periodically by GAC and Halcyon and the types and amounts of insurance coverage shall be adjusted accordingly. Halcyon shall name GAC as an Additional Insured on its commercial insurance policies.

13. Notices.

13.1 Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed received when delivered personally or by overnight courier at the time the courier indicates that the notice was received. A copy may be sent by facsimile or email. Notices shall be sent to the addresses below, or to such other address as requested in writing by a Party.

If to GAC:

GenCanna Acquisition Corp.

4274 Colby Road

Winchester, Kentucky 40392

Attn: Andrew Barnett, Chief Executive Officer

Phone: ________________

Email: ________________

If to Halcyon:

GENH Halcyon Acquisition, LLC

P.O. Box 540308

Dallas, Texas 75209

Attn: Gary Evans

Phone: 214-533-6565

Email: gevans@genhempinc.com

14. Miscellaneous.

14.1 Assignment. Neither this Agreement, nor any of the rights or obligations of the Parties hereunder, may be transferred or assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that (a) GAC may, without Halcyon’s consent (but with notice to Halcyon pursuant to Section 13), assign or transfer any or all of its rights or obligations under this Agreement to any assignee, successor or transferee who acquires GAC, and (b) Halcyon shall, without GAC’s consent (but with notice to GAC pursuant to Section 13), assign or transfer any or all of its rights or obligations under this Agreement to any assignee, successor or transferee who acquires Halcyon, in each case, regardless of whether such acquisition takes the form of an acquisition of stock or other equity interests, an acquisition of all or substantially all of Halcyon’s assets, a merger or other combination of Halcyon with and/or into another entity, or otherwise. Any purported assignment of this Agreement in contravention of this Section 14.1 is void and of no effect. This Agreement shall inure to the benefit of the successors and permitted assigns of the Parties.

14.2 Governing Law; Waiver of Jury Trial. The Agreement will be interpreted, construed, and enforced in accordance with the procedural, substantive and other laws of the Commonwealth of Kentucky without giving effect to conflicts of law principles and provisions thereof. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

14.3 Venue for Legal Actions. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the state or federal district courts sitting in Fayette County, Kentucky. Each Party consents to personal jurisdiction in any legal action, lawsuit or proceeding with respect to this Agreement in any court, federal or state, within Fayette County, Kentucky, having subject matter jurisdiction and with respect to any such claim, each Party irrevocably waives, to the fullest extent permitted by law, any claim, or any objection that such Party may now or hereafter have, that venue or jurisdiction is not proper with respect to any such legal action, suit or proceedings brought in such court in Fayette County, Kentucky, including any claim that such legal action, suit or proceeding brought in such court has been brought in an inconvenient forum and any claim that such Party is not subject to personal jurisdiction or service of process in such Fayette County, Kentucky forum.

14.4 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein are hereby terminated and canceled.

14.5 Amendments. There will be no modification of the terms and provisions hereof except by a mutual agreement in writing signed by the Parties. Any attempt to so modify this Agreement in the absence of such writing signed by the Parties shall be considered void and of no effect.

14.6 Cumulative Remedies. Unless otherwise specifically provided in this Agreement, the rights, powers, and remedies of each of the Parties provided in this Agreement are cumulative and the exercise of any right, power, or remedy under this Agreement does not affect any other right, power, or remedy that may be available to either Party under this Agreement or otherwise at law or in equity.

14.7 Faithful Performance and Good Faith. The Parties shall faithfully perform and discharge their respective obligations in this Agreement and endeavor in good faith to negotiate and settle all matters arising during the performance of this Agreement that are not specifically provided for herein.

14.8 Relationship of the Parties. Except as otherwise expressly provided herein, this Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the Parties. The relationship of Halcyon and GAC established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed (i) to give either Party the power to unilaterally direct and control the day-to-day activities of the other; or (ii) to constitute the Parties as partners, joint venturers or co-owners. Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right or benefit on a person not a Party to this Agreement.

14.9 Third Party Beneficiaries. There are no intended third-party beneficiaries of this Agreement.

14.10 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if GAC and Halcyon had signed the same document, and all counterparts will be construed together and constituted as one and the same instrument. Each counterpart signature may be executed and delivered to the other Party by facsimile machine or electronic transfer, and the signature as so transmitted shall be as binding upon the executing Party as its original signature, without the necessity of the recipient Party to establish original execution or the existence of a signed original.

14.11 Severability. Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions of this Agreement, and the remaining terms of this Agreement shall continue in full force and effect. If allowed by the law of the applicable jurisdiction, the unenforceable provision(s) shall be amended to the extent necessary to be enforceable while conforming as closely as possible to the original intent of this Agreement and, as so amended, this Agreement shall continue in full force and effect.

14.12 Headings; Construction. The section and subsection headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement. References herein to Sections and Attachments are to this Agreement’s provisions and Attachments, respectively.

14.13 Waiver. No delay or omission in the exercise of any right, power, or remedy hereunder shall impair such right, power, or remedy or be construed to be a waiver of any default or acquiescence therein.

14.14 Interpretation. This Agreement shall not be interpreted against the Party drafting or causing the drafting of this Agreement. All Parties hereto have participated in the preparation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Biomass Tolling Agreement to be effective as of the Effective Date.

GenCanna Acquisition Corp.		GENH Halcyon Acquisition, LLC

By:	/s/ Andrew G. Barnett	By:	/s/ Gary C. Evans
Name:	Andrew G. Barnett	Name:	Gary C. Evans
Title:	Chief Executive Officer	Title:	Chairman and Chief Executive Officer

EXHIBIT A

Product Specifications

GAC Biomass Specifications: Green, dry or wet Biomass chopped to 3/8“-1 3/16” pieces with less than 0.03% THC, calculated on a dry-weight basis, grown in compliance with the requirements of the USDA, State, or federally recognized tribe, as the case may be, by a licensed grower.

Product Specifications:

The dried GAC Biomass will have moisture content of 10% or less. Before packaging and delivery to GAC, Halcyon shall pack and seal the weighed and dried GAC Biomass in bags and stored in crates containing approximately 250 kilograms of dried GAC Biomass each.